AMENDMENT TO CUSTODY CONTRACT

         Amendment dated March 3, 1999 by and between State Street Bank and Trust Company (the "Bank") and AARP Tax Free Income Trust (the "Fund") to the custody contract (the "Custody Contract") between the Bank and the Fund dated November 30, 1984, as amended.

         WHEREAS the Bank serves as the custodian of the Fund's assets pursuant to the Custody Contract;

         WHEREAS the Fund may appoint one or more banks identified on Schedule A attached hereto, as amended from time to time, to serve as an additional custodian for the Fund (each, a "Repo Custodian") for the limited purpose of engaging in tri-party repurchase agreement transactions ("Tri-party Repos");

         WHEREAS the Fund may direct the Bank to make "free delivery" to one or more Repo Custodians of cash or other assets maintained in custody by the Bank for the Fund pursuant to the Custody Contract for purposes of engaging in Tri-party Repos; and

         WHEREAS the Bank and the Fund desire to amend the Custody Contract to permit the Bank to make "free delivery" of cash and other assets of the Fund to Repo Custodians from time to time;

         NOW THEREFORE, the Bank and the Fund hereby agree to amended the Custody Contract as follows:

1. Notwithstanding anything to the contrary in the Custody Contract, upon receipt of Proper Instructions (as defined in the Custody Contract), the Bank shall deliver cash and/or other assets of the Fund to any account identified on Schedule A attached hereto, as amended from time to time, maintained for the Fund by a Repo Custodian, which delivery may be made without contemporaneous receipt by the Bank of cash or other assets in exchange therefor. Upon such delivery of cash or other assets in accordance with such Proper Instructions, the Bank shall have no further responsibility or obligation to the Fund as a custodian of the Fund with respect to the cash or assets so delivered.

2. The Fund may amend Schedule A from time to time to add or delete a Repo Custodian or change the identification of the account maintained by a Repo Custodian for the Fund by delivering Special Instructions (as defined herein) to the Bank. The term Special Instructions shall mean written instructions executed by at least two officers of the Fund holding the office of Vice President or higher. In all other respects, the Custody Contract shall remain in full force and effect and the Bank and the Fund shall perform their respective obligations in accordance with the terms thereof.

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         EXECUTED to be effective as of the date set forth above.

                                    AARP TAX FREE INCOME TRUST


                                    By: /s/John Millette
                                        -------------------------------
                                        John Millette
                                        Vice President


                                    STATE STREET BANK AND TRUST COMPANY


                                    By: /s/Ronald E. Logue
                                        -------------------------------
                                        Ronald E. Logue
                                        Executive Vice President

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                                   SCHEDULE A
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